Exhibit 99.1

Emerald Expositions Events, Inc. Announces Pricing of Secondary Offering of Common Stock

San Juan Capistrano, Calif. – March 8, 2018 -- (BUSINESS WIRE) – Emerald Expositions Events, Inc. (NYSE:EEX) today announced the pricing of a public offering of 6,000,000 shares of its common stock by investment funds managed by Onex Partners Manager LP and its affiliates (collectively, the “Selling Stockholders”) at a public offering price of $18.50 per share. The Selling Stockholders have also granted the underwriters a 30-day option to purchase up to 900,000 additional shares of common stock. The offering is expected to close on March 13, 2018, subject to the satisfaction of customary closing conditions.

The company is not selling any shares in this offering and will not receive any proceeds from the sale of shares by the Selling Stockholders in this offering.

BofA Merrill Lynch, Barclays and Goldman Sachs & Co. LLC are acting as joint book-running managers in the offering and representatives of the underwriters; Citigroup, Credit Suisse, Deutsche Bank Securities and RBC Capital Markets are also acting as joint book-running managers; and Baird is acting as co-manager.

The offering of these securities is being made only by means of a prospectus. Copies of the final prospectus may be obtained, when available, from: BofA Merrill Lynch, NC1-004-03-43, 200 North College St., Third Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by email: barclaysprospectus@broadridge.com; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectusgroup-ny@ny.email.gs.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on March 8, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Emerald Expositions
Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2017, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 6.9 million net square feet of exhibition space.

Contacts:
Emerald Expositions Events, Inc.
Philip Evans, 1-866-339-4688 (866EEXINVT)
Chief Financial Officer
investor.relations@emeraldexpo.com
Source: Emerald Expositions Events, Inc.